Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-260851) and Form S-8 (Nos. 333-282821, 333-248791, 333-207569, 333-114932, 333-62188, 333-169490, 333-205748 and 333-220561) of RF Industries, Ltd. and Subsidiaries, of our report dated January 21, 2025 on our audits of the consolidated financial statements of RF Industries, Ltd. and Subsidiaries as of October 31, 2024 and 2023 and for the years then ended, included in this Annual Report on Form 10-K of RF Industries, Ltd. and Subsidiaries for the year ended October 31, 2024.

/s/ CohnReznick LLP

Tysons, Virginia

January 21, 2025